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                                                                      EXHIBIT 13

                             SUBSCRIPTION AGREEMENT
                            TRUST FOR CREDIT UNIONS
                          Chicago, Illinois 60606-6303



                                                                  April 28, 1988



Progressive Consumers
Federal Credit Union
366 Cross Street
Malden, MA 02148



Dear Sirs:

     Trust for Credit Unions (the "Fund") hereby accepts your offer to purchase 100,000 units of the Money Market Portfolio of the Fund for $100,000.00 and acknowledges receipt of payment therefor, subject to the understanding that you have no present intention of reselling the units so acquired. We have instructed Goldman, Sachs & Co., the Fund's Transfer Agent, that an account for such units be opened in your name.

                                       Sincerely yours,

                                       Trust for Credit Unions



                                       By:    Nancy L. Mucker
                                            ---------------------------
                                              Assistant Treasurer



PROGRESSIVE CONSUMERS
FEDERAL CREDIT UNION accepts this
Subscription Agreement and represents
that it is purchasing such units for
investment purposes only and not with
a view to reselling the units so acquired.


By:  Harold M. Orent
     ----------------------
Title: President
       --------------------